Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 18, 2016	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended October 29, 2016 was $23.4 million, or $0.49 per share ($0.48 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended October 29, 2016 decreased 14.6 percent to $239.2 million from net sales of $280.2 million for the prior year 13-week fiscal quarter ended October 31, 2015. Comparable store net sales for the 13-week period ended October 29, 2016 decreased 15.3 percent from comparable store net sales for the prior year 13-week period ended October 31, 2015. Online sales decreased 8.5 percent to $23.7 million for the 13-week period ended October 29, 2016, compared to net sales of $25.9 million for the 13-week period ended October 31, 2015.

Net sales for the 39-week fiscal period ended October 29, 2016 decreased 11.8 percent to $694.9 million from net sales of $787.6 million for the prior year 39-week fiscal period ended October 31, 2015. Comparable store net sales for the 39-week period ended October 29, 2016 decreased 12.5 percent from comparable store net sales for the prior year 39-week period ended October 31, 2015. Online sales decreased 3.7 percent to $67.6 million for the 39-week period ended October 29, 2016, compared to net sales of $70.2 million for the 39-week period ended October 31, 2015.

Net income for the third quarter of fiscal 2016 was $23.4 million, or $0.49 per share ($0.48 per share on a diluted basis), compared with $35.9 million, or $0.75 per share ($0.74 per share on a diluted basis) for the third quarter of fiscal 2015.

Net income for the 39-week fiscal period ended October 29, 2016 was $62.0 million, or $1.29 per share ($1.28 per share on a diluted basis), compared with $92.9 million, or $1.93 per share ($1.93 per share on a diluted basis) for the 39-week period ended October 31, 2015.

Please note that net sales for the 13-week and 39-week periods ended October 29, 2016 are reported net of the impact of both reward redemptions and accruals for estimated future rewards related to the Company’s new Guest Loyalty program, which launched during the fiscal quarter ended April 30, 2016.

Management will hold a conference call at 10:00 a.m. EST today to discuss results for the quarter. To participate in the call, please call (888) 428-4476 for domestic calls or (651) 291-0561 for international calls and reference the conference code 405754. A replay of the call will be available for a two-week period beginning today at 12:00 p.m. EST by calling (800) 475-6701 for domestic calls or (320) 365-3844 for international calls and entering the conference code 405754.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 471 retail stores in 44 states. As of the end of the fiscal quarter, it operated 470 stores in 44 states compared with 468 stores in 44 states at the end of the third quarter of fiscal 2015.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015

SALES, Net of returns and allowances	$239,213	$280,187	$694,913	$787,585

COST OF SALES (Including buying, distribution, and occupancy costs)	142,339	162,923	423,428	462,129

Gross profit	96,874	117,264	271,485	325,456

OPERATING EXPENSES:
Selling	50,820	52,268	144,448	147,780
General and administrative	9,234	8,701	29,705	31,399
	60,054	60,969	174,153	179,179

INCOME FROM OPERATIONS	36,820	56,295	97,332	146,277

OTHER INCOME, Net	497	951	1,500	1,959

INCOME BEFORE INCOME TAXES	37,317	57,246	98,832	148,236

PROVISION FOR INCOME TAXES	13,920	21,353	36,866	55,292

NET INCOME	$23,397	$35,893	$61,966	$92,944

EARNINGS PER SHARE:
Basic	$0.49	$0.75	$1.29	$1.93

Diluted	$0.48	$0.74	$1.28	$1.93

Basic weighted average shares	48,107	48,073	48,107	48,074
Diluted weighted average shares	48,259	48,219	48,230	48,203

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	October 29, 2016	January 30, 2016 (1)	October 31, 2015

CURRENT ASSETS:
Cash and cash equivalents	$163,006	$161,185	$121,430
Short-term investments	49,987	36,465	28,181
Receivables	13,427	9,651	12,855
Inventory	148,193	149,566	175,852
Prepaid expenses and other assets	7,320	6,030	28,917
Total current assets	381,933	362,897	367,235

PROPERTY AND EQUIPMENT	464,507	450,762	450,185
Less accumulated depreciation and amortization	(289,547)	(277,981)	(271,813)
	174,960	172,781	178,372

LONG-TERM INVESTMENTS	19,828	33,826	42,372
OTHER ASSETS	4,850	3,269	1,914

Total assets	$581,571	$572,773	$589,893

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$36,314	$33,862	$52,537
Accrued employee compensation	15,651	33,126	21,382
Accrued store operating expenses	16,440	6,639	11,410
Gift certificates redeemable	16,088	22,858	16,738
Income taxes payable	2,751	11,141	6,420
Total current liabilities	87,244	107,626	108,487

DEFERRED COMPENSATION	12,571	12,849	13,358
DEFERRED RENT LIABILITY	38,602	39,655	39,623
OTHER LIABILITIES	—	—	9,821
Total liabilities	138,417	160,130	171,289

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 48,622,780 shares at October 29, 2016, 48,428,110 shares at January 30, 2016, and 48,511,876 shares at October 31, 2015	486	484	485
Additional paid-in capital	139,670	134,864	134,886
Retained earnings	303,176	277,626	283,658
Accumulated other comprehensive loss	(178)	(331)	(425)
Total stockholders’ equity	443,154	412,643	418,604

Total liabilities and stockholders’ equity	$581,571	$572,773	$589,893

(1) Derived from audited financial statements.